Supplemental Information (Unaudited)
October 31, 2003


Shareholder Meeting

On December 16, 2002, a Special Meeting of the shareholders of the Gartmore Global Technology and Communications Fund (the "Fund") was held. The matters considered at the meeting, together with the actual vote tabulations relating to such matters are as follows:

Proposal 1:

To amend the Fund's fundamental policy regarding industry concentration to permit the Fund to concentrate its investments in issuers in technology and/or communications industries. These industries include: hardware and equipment; information technology; software; consulting and services; consumer electronics; defense technology; broadcasting; and communication equipment.

For			Against		Abstain

690,889		3,215			1,038

Proposal 2:

To amend the Fund's fundamental policy regarding diversification to change the Fund from a "diversified" to a "non-diversified" fund.

For			Against		Abstain

686,953		6,470			1,719



Supplemental Information (Unaudited)
October 31, 2003


Shareholder Meeting

On December 12, 2003, a Special Meeting of the shareholders of the Gartmore International Small Cap Growth Fund (the "Fund") was held. The matters considered at the meeting, together with the actual vote tabulations relating to such matters are as follows:

Proposal 1:

To approve the Fund's Plan of Dissolution, Liquidation, and Termination.

For			Against		Abstain

530,001		-			2,037

Proposal 2:

To grant the proxyholders authority to vote upon any other business that may properly come before the Meeting.

For			Against		Abstain

530,001		-			2,037

Supplemental Information (Unaudited)
October 31, 2003


Shareholder Meeting

On December 12, 2003 a Special Meeting of the shareholders of the Gartmore Mutual Funds (the "Trust") was held. The matters considered at the meeting, together with the actual vote tabulations relating to such matters are as follows:

Proposal 1:

To approve a Plan or Reorganization adopted by Gartmore Mutual Funds
(the "Trust"), on behalf of the nationwide Large Cap Growth Fund (the "Large Cap Growth Fund") and the Gartmore Growth Fund (the "Growth
Fund") series of the Trust, That provides for the acquisition by the Growth fund of all of the Assets, subject to liabilities, of the Large Cap
Growth Fund, in exchange for Class A, Class B, Class C and Institutional Service Class shares of the Growth Fund, the distribution of such shares to the shareholders of the Large Cap Growth Fund and the dissolution of the Large Cap Growth Fund.

For			Against		Abstain

27,456,711		1,031,870		716,590

Proposal 2:

To grant the proxyholders authority to vote upon any other business that may properly come before the Meeting:

For			Against		Abstain

26,883,019		1,343,995		978,157